AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2004

                          Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                          LIFESTREAM TECHNOLOGIES, INC.
            (Exact name of registration as specified in its charter)

             Nevada                                   82-0487965
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                         510 Clearwater Loop, Suite 101
                             Post Falls, Idaho 83854
                                 (208) 457-94099
          (Address and Telephone Number of Principal Executive Offices)

                          LIFESTREAM TECHNOLOGIES, INC.
                          2004 STOCK COMPENSATION PLAN
                            (Full Title of the Plan)

                                   Copies to:

          Christopher Maus                       James M. Schneider, Esq.
President and Chief Executive Officer            Schneider Weinberger LLP
    Lifestream Technologies, Inc.          2200 Corporate Blvd., N.W., Suite 210
   510 Clearwater Loop, Suite 101                  Boca Raton, FL 33431
       Post Falls, Idaho 83854                        (561) 362-9595
           (208) 457-9409

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed              Proposed
                                                       maximum               maximum
                                                      offering              aggregate            Amount of
  Title of securities         Amount to be            price per             offering           registration
   to be registered            registered               share                 price                 fee
-----------------------------------------------------------------------------------------------------------
Common Stock, $.001
par value per share (1)        25,000,000               $.035             $875,000                 $110.87

----------
(1) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, and is calculated upon the average of the bid and asked price of the securities on the Over-the-Counter-Bulletin Board on August 5, 2004.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        This registration statement relates to two separate prospectuses.

         Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, consultants and others of up to 25,000,000 shares of common stock pursuant to our 2004 Stock Compensation Plan (the "Plan"). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933.

                                   PROSPECTUS

ITEM 1.  PLAN INFORMATION

         We established the Plan effective June 22, 2004 to provide us with flexibility and to conserve our cash resources in compensating certain of our technical, administrative and professional employees and consultants. The issuance of shares under the Plan is restricted to persons and firms who are closely-related to us and who provide services in connection with the development and production of our products and services or otherwise in connection with our business. The Plan authorizes us currently to issue up to 25,000,000 shares of our common stock. Shares must be issued only for bona fide services. Shares are awarded under the Plan pursuant to individually negotiated compensation contracts as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of shares that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the shares to be issued under the Plan will be issued as compensation to our employees, directors, technical consultants and advisors who provide services in the development and promoting of our various products and services and assisting us in developing our internal infrastructure, our strategic planning, and our acquisition and strategic alliance program.

         The Plan does not require restrictions on the transferability of shares issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

         We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to us at our principal office at 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854, attention:
Chief Executive Officer.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

         Our principal offices are located at:

                         510 Clearwater Loop, Suite 101
                             Post Falls, Idaho 83854
                            Telephone (208) 457-9409

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                               REOFFER PROSPECTUS

                          LIFESTREAM TECHNOLOGIES, INC.

                        25,000,000 SHARES OF COMMON STOCK
                                ($.001 PAR VALUE)

         This prospectus forms a part of a registration statement, which registers an aggregate of 25,000,000 shares of common stock issued or issuable from time-to-time under the Lifestream Technologies, Inc. 2004 Stock Compensation Plan. The Plan covers the issuance of 25,000,000 common shares.

         The 25,000,000 shares covered by this prospectus are referred to as the "shares." Persons who are issued shares are sometimes referred to as the "selling security holders."

         This prospectus also covers the resale of shares by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock, per quarter.

         We will not receive any proceeds from sales of shares by selling security holders.

         These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.


                 The date of this prospectus is August 6, 2004.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

-        Quarterly Report on Form 10-QSB filed on May 14, 2004
-        Current Report on Form 8-K filed on March 1, 2004
-        Quarterly Report on Form 10-QSB filed on February 23, 2004
-        Quarterly Report on Form 10-QSB filed on November 14, 2003
-        Annual Report on Form 10-KSB filed on October 1, 2003

         All reports and documents subsequently filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Lifestream Technologies, Inc., 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854.

                                   THE COMPANY

LIFESTREAM TECHNOLOGIES

         We market a proprietary over-the-counter, total cholesterol monitoring device for at-home use by both health-conscious and at-risk consumers. Our cholesterol monitor enables an individual, through regular at-home monitoring of their total cholesterol level, to continually assess their susceptibility to developing cardiovascular disease, the single largest cause of premature death and permanent disability among adult men and women in the United States of America.

         Once an individual is diagnosed with an elevated total cholesterol level, our monitor enables an individual to readily ascertain and track certain collective benefits being derived from diet modification, an exercise regimen and drug therapy. By doing so, we believe that an individual's long-term adherence to an effective cholesterol-lowering program is reinforced.

         We introduced our cholesterol monitor to the retail marketplace in October 2002. In April 2004 we introduced a new design of the same product, which improves ease of use to the consumer. Our current cholesterol monitor is a successor to our first consumer device that we debuted in January 2001. In June 2004, we received clearance from the FDA to sell our innovative cholesterol monitor incorporating the "Health Risk Assessment" to consumers. The newly patented technology allows the user to obtain a full Health Risk Assessment after taking a three-minute total cholesterol test and inputting eight additional risk factors including gender, age, height, weight, diabetic status, smoker/non-smoker, systolic and diastolic blood pressure, and HDL break-out from a recent lipid profile. The Health Risk Assessment (HRA) displays the user's risk of a heart attack if no changes are made to alter one's behavior or lifestyle. We expect this new product to be available to consumers in the first quarter of fiscal 2005.

         Our current base of customers primarily consists of national and regional drug store chains, and, to a lesser extent, pharmacy-featuring grocery store chains, specialty catalog and Internet-based direct marketers and independent pharmacies. To date, our ability to conduct those significant marketing activities that we deem critical to building broad market awareness of, and demand for, our consumer device has been severely limited due to financial constraints. In September 2003, we secured a portion of the long-term financing we have sought to enable us to move forward with our marketing plan and, in October 2003, we began a three-month advertising campaign. In February 2004, we secured additional financing allowing us to continue implementing our advertising campaign and expanding awareness for our home cholesterol monitor. Any future marketing campaigns will be dependent upon our ability to obtain additional financing.

OUR CHOLESTEROL MONITOR

         Our current cholesterol monitor has a suggested retail price of $119.95, but is routinely offered by certain of our more prominent retail store chain customers at a price below the psychologically important $100.00 price point for many consumers. We are selling our current cholesterol monitor to customers at an average wholesale price significantly less than that which we historically sold our predecessor consumer device, yet we are realizing a substantially improved average gross margin as a result of its reengineered technological platform.

         The current model of our cholesterol monitor:

     o Provides a quantified total cholesterol reading from a single drop of blood within three minutes without any prior fasting,

     o Meets the measurement precision guidelines set forth by the National Cholesterol Education Program,

     o Classifies individual test results using the American Heart Association's "desirable," "borderline" and "high" risk-level categories for total cholesterol in adults,

     o   Utilizes inexpensive, disposable dry-chemistry test strips,

     o Computes an individual's rolling average total cholesterol level based on their six most recent test results,

     o Allows for the secure storage, via encryption, of up to 200 chronologically-dated test results onto an optional smart card, which is inserted into an existing slot within our device, for subsequent retrieval and longer-term trend analysis,

     o Is compact, lightweight and portable with dimensions of approximately 5.50" x 4.00" x 1.75" and a weight of approximately one pound,

     o   Operates on the power of two AAA batteries, and

     o   Is warranted for one year from defects in materials or workmanship.

     o During the first half of fiscal 2005, this monitor will incorporate the newly FDA approved Health Risk Assessment (HRA), which allows the user to obtain a full Health Risk Assessment after taking a three-minute total cholesterol test and inputting eight additional risk factors including gender, age, height, weight, diabetic status, smoker/non-smoker, systolic and diastolic blood pressure, and HDL break-out from a recent lipid profile.

         To perform a test, an individual merely sticks their finger using an accompanying sterile lancing device and deposits a single drop of blood onto one of our disposable, dry chemistry test strips that has been previously inserted into an opening at the optical head of the device. The test strip then initiates a chroma-phor reaction with lipoprotein to produce a color change in direct proportion to the quantity of total cholesterol detected in the blood sample. The resulting color change is then read by the device's integrated photometry system and electronically converted into a clinically accurate, quantified measurement of total cholesterol that is displayed within three minutes on an integrated easy-to-read, liquid-crystal display screen.

RELATED SUPPLIES AND ACCESSORIES

         We offer the following supplies and accessories for use with our cholesterol monitor:

     o OUR TEST KIT REFILLS. Our test kit refills, which include six individually packaged test packets, have a suggested retail price of $19.95. Each single-use, disposable testing packet contains a dry-chemistry total cholesterol test strip, a sterile lancet, an alcohol swab, and a band-aid.

     o OUR "DATA CONCERN" PERSONAL HEALTH CARD(R). Our "Data Concern" Personal Health Card(R) is individually packaged and has a suggested retail price of $19.95.

     o OUR "PLUS-EDITION" CONSUMER DEVICE BUNDLE. Our "Plus-Edition" Consumer Device Bundle, which has a suggested retail price of $129.95, includes a consumer device, a Data Concern" Personal Health Card(R), a complementary CD-ROM software program, a serial cable and an extended three-year warranty. By connecting our cholesterol monitor to a personal computer via the serial cable and installing our software, an individual can compute a longer-term rolling average of their historical test results and convert such into detailed, easy-to-understand printable charts. We believe that these value-added analytical features enable an individual to more readily ascertain and track the collective benefits being derived over an extended period of time from diet modification, an exercise regimen and drug therapy, thereby further reinforcing their ongoing adherence to an effective cholesterol-lowering program.

         Our executive offices are located at 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854. Our telephone number is (208) 457-9409; our facsimile number is (208) 457-9509. Unless otherwise indicated, references in this prospectus to "Lifestream," "we," "us" and "our" are to Lifestream Technologies, Inc., and our wholly owned subsidiaries.

                                  RISK FACTORS

An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected, and you could lose your entire investment in Lifestream.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

OUR WEAK FINANCIAL CONDITION HAS RAISED, AND WILL LIKELY CONTINUE TO RAISE, SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. Our significant working capital and stockholders' deficits as of June 30, 2003 and 2002, among other factors, resulted in our independent certified public accountants modifying their audit report on our consolidated financial statements for the fiscal years ended June 30, 2003 and 2002 to express substantial doubt regarding our ability to continue as a going concern. Although we have been successful in restructuring certain debt obligations as they have become due and in raising additional investment capital to fund certain immediate and near-term operating needs, we remain in need of substantial additional investment capital to fund our longer-term operating needs, including the servicing of our remaining debt obligations and the continued conducting of those marketing activities we believe necessary to achieve meaningful sales growth.

IF WE CANNOT TIMELY SECURE NECESSARY FINANCING, WE WILL BE UNABLE TO CONTINUE TO GROW OUR SALES, IN WHICH EVENT WE WILL LIKELY BE REQUIRED TO CURTAIL OR CEASE OPERATIONS.

         We have realized limited sales revenues to date that we primarily attribute to our continuing inability to sustain funding the marketing activities we believe necessary to develop broad market awareness and acceptance of our total cholesterol monitors. Our inability to leverage our operating costs with sales has resulted in continuing significant operating and net losses, as well as negative operating cash flows. For the years ended June 30, 2003 and 2002, we incurred losses of $8,106,945 and $14,677,279, respectively, and for the nine months ended March 31, 2004, we incurred a net loss of $10,601,999. Our continuing losses adversely affect our ability to secure funding.

         We continue to actively seek substantial investment capital to enable us to fully execute the balance of our business plan, that primarily being the conducting of those marketing activities we believe necessary to achieve meaningful sales growth. Our ability to effectively promote our monitors, support and sustain our existing retail relationships, cultivate, support and sustain additional retail relationships, and thereby realize meaningful sales growth, remains dependent upon our timely receipt of substantial additional investment capital. Absent meaningful sales growth, our ability to achieve net profitability and positive operating cash flow remains highly unlikely.

OUR CONTINUED SALE OF EQUITY SECURITIES WILL DILUTE EXISTING STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET FOR OUR SHARES.

         In September 2003, we completed a private placement offering of $3,350,000 in unsecured convertible debentures from which we received $3,067,000 in net cash proceeds. The debentures were convertible into common shares at a conversion price of $0.13 per share. For every two dollars of original debenture principal, the holder received a detachable stock purchase warrant allowing for the purchase over the subsequent two-year period of a share of the our common stock at $0.2144 per share. On January 13, 2004, we entered into an Exchange Agreement with each holder of these convertible debentures. Under the Exchange Agreement, each debenture holder agreed, subject to a 4.99% beneficial ownership limitation, to exchange the principal amount of its debenture for shares of our common stock, at the rate of $0.09 of debenture principal per share of common stock. Accrued but unpaid interest on each note was paid at the time of the exchange by the issuance of additional shares of common stock at the rate of $0.09 per share. Accordingly, in January 2004 we issued 32,427,204 shares of common stock upon exchange of debenture principal in the amount of $2,975,624 and the payment of accrued but unpaid interest of $149,659. Additionally, we issued 2,227,807 shares of common stock to adjust the conversion rate applied to $175,000 of principal previously converted by a debenture holder to the $0.09 rate stated in the Exchange Agreement.

         On February 19, 2004, we completed a private placement offering of $2,775,000 in unsecured convertible debentures from which we received $2,077,592 in net cash proceeds. These debentures, which have an aggregate principal face amount of $2,775,000 at March 31, 2004, become due and payable on February 19, 2006. The purchase price for the convertible debentures gives effect to an original issue discount of approximately $500,000, the amount of which was withheld from the proceeds at the time of the closing of the financing and are being amortized to deferred financing costs over the term of the debentures. The debentures are convertible at a conversion price of $0.05 per share (66% of the average of the five consecutive closing bid prices immediately prior to the closing date of the offering). The conversion price is subject to adjustment upon the occurrence of certain events including stock dividends, subdivisions, combinations and reclassifications of our common stock. In connection with this transaction participating warrant holders agreed to exercise outstanding warrants held by them to the extent such exercise would not result in any particants' beneficial ownership of 4.9% or more of our then outstanding common shares.

         In March 2004, we issued an unsecured convertible debenture in the amount of $122,000 from which we received $100,000 in net proceeds after an original issue discount of $22,000. The convertible debenture and common stock purchase warrants have identical terms and conditions to those issued on February 19, 2004. The principal balance outstanding for this debenture was $122,000 at March 31, 2004.

         In connection with the February and March 2004 financing transactions, we issued to the investors common stock purchase warrants to purchase up to 17,381,999 common shares over a nineteen-month period at an exercise price of $0.065 per share, subject to adjustment upon the occurrence of events substantially identical to those provided for in the debentures. We have the right to call the warrants in the event that the average closing price of our common stock exceeds 200% of the exercise price for a consecutive 20-day trading period.

         We will require additional financing in the future to fund our business plans, including additional marketing efforts and inventory. To date, our success in attracting funding has required that we issue our common stock at a discount to market. We anticipate that future funding may require us to continue to issue shares at a discount, as a result of which, additional financing will cause further dilution to existing outstanding stockholders. Moreover, the increase in the number of shares available in the public marketplace may reduce the market price for our shares and, consequently, the price investors may receive at the time of sale.

THE PRICE VOLATILITY FOR OUR COMMON STOCK AND THE LACK OF AN ACTIVE MARKET MAY ADVERSELY AFFECT THE ABILITY OF STOCKHOLDERS TO BUY AND SELL OUR SHARES.

         Our common stock is currently listed and traded on the Over-the-Counter Bulletin Board. Our common stock has experienced, and continues to experience, significant volatility in its market price. Additionally, our common stock has experienced, and continues to experience, limited trading volume on any given market day. These factors may adversely affect both the liquidity and market price of our stock.

WE REMAIN DEPENDENT UPON KEY MANAGEMENT PERSONNEL AND IF WE ARE UNABLE TO RETAIN THEM, OUR OPERATIONS MAY SUFFER.

         We believe that our future success currently remains dependent upon the knowledge, skills, services and vision of Christopher Maus, our Chairman of the Board of Directors, Chief Executive Officer and President, and to a lesser extent, Edward Siemens, our Chief Operating Officer. Our dependence upon these individuals has increased over our most recent fiscal year as a result of significant staff reductions we have made to reduce our operating costs. The significant staff reductions have resulted in substantial additional demands on our existing officers and staff. Despite our increased dependency on these individuals, they each agreed, effective April 2003, to prospective one-third reductions in their respective contractual salaries until we realized an improvement in our financial condition. Effective June 2, 2003, we restored one half of the pay cuts prospectively. In January 2004, the Board of Directors approved the issuance of restricted stock to these officers in lieu of cash payment for compensation lost as a result of these pay cuts. Our ability to retain these individuals remains uncertain and any loss or disablement of these individuals could have a material adverse effect on our business, and as a result, on our results of operations, liquidity and cash flows. There can also be no assurance that the proceeds we would receive under a $5,000,000 key man life insurance policy we maintain on Mr. Maus would sufficiently compensate us in the event of his unfortunate death. Our retention and possible recruitment of experienced and talented management will also be critical to our future success.

WE REMAIN DEPENDENT UPON ROCHE DIAGNOSTICS GMBH TO SUPPLY US WITH DRY-CHEMISTRY TEST STRIPS AND IF WE FAIL TO MEET MINIMUM PURCHASE REQUIREMENTS, ROCHE MAY DISCONTINUE ITS SUPPLY RELATIONSHIP WITH US.

         We continue to rely upon Roche Diagnostics GmbH as the exclusive supplier of our dry chemistry test strips required for the operation of our total cholesterol monitors. Should we fail to meet our contractually mandated minimum purchase requirements, Roche may elect to discontinue its relationship with us or to impose price increases. As we did not meet the calendar 2002 minimum sales threshold set forth in the agreement, Roche began prospectively assessing us a 10% price surcharge in exchange for agreeing to maintain our U.S. exclusivity. This surcharge was based on our revised sales forecasts for the duration of the agreement. Should we fail to meet these sales forecasts, Roche may impose a more significant price surcharge on us as a condition to further maintaining our U.S. exclusivity. We believe that a suitable technological or economical alternative to Roche's dry chemistry test strips is available in the marketplace, however we are currently precluded from procuring test strips from any supplier other than Roche. Any disruption in our relationship with Roche or any inability by us to pass through imposed price increases would likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

IF WE FAIL TO SUCCESSFULLY RESOLVE AN ONGOING DISPUTE OVER ROYALTY PAYMENTS RELATING TO PROPRIETARY OPTICS TECHNOLOGY, ROCHE MAY DISCONTINUE ITS SUPPLY RELATIONSHIP WITH US.

         Our agreement with Roche licenses us its proprietary optics technology, which we utilized in our predecessor consumer device in exchange for an agreed-upon royalty per device sold. However, we recognized no royalty obligation on sales of our current consumer device, which we began selling in October 2002, as we viewed the re-engineered optics technology used in this device as being proprietary to us, and not Roche. In May 2003, Roche asserted in a letter to us that the subject optics technology was, in their opinion, still subject to royalties under our agreement. Given our continuing material dependency on Roche for its test strips and in order to avoid jeopardizing such relationship, we responded in July 2003 with a letter proposing a substantially lower royalty on each device sold and retroactively recognized a corresponding royalty obligation accrual, which is reflected in our accompanying consolidated financial statements. Negotiations are currently ongoing as of the date of this prospectus. As such, the ultimate resolution of this matter remains uncertain. However, we believe that any reasonably likely incremental royalty obligation resulting from theses negotiations would not be material to our expected future consolidated financial statements.

IF OUR ONGOING ROYALTY DISPUTE WITH ROCHE DIAGNOSTICS GMBH IS NOT RESOLVED, OUR ABILITY TO NEGOTIATE A RENEWAL TO OUR SUPPLY AGREEMENT WITH ROCHE MAY BE ADVERSELY AFFECTED, AND, IN THE ABSENCE OF A RENEWAL TO THE SUPPLY AGREEMENT, ROCHE MAY DISCONTINUE ITS SUPPLY RELATIONSHIP WITH US.

         Our supply agreement with Roche expires in December 2004. Since we are currently dependent upon Roche to supply us with test strips for our consumer device, it is necessary for us to renew our supply agreement with Roche prior to its expiration or engage a new vendor for the supply of test strips. Our ongoing dispute with Roche over the payment of royalties relating to optics technology may adversely impact our ability to negotiate a renewal of the supply agreement. We may be required to accept a settlement of the royalty dispute upon terms less favorable to us than we believe is appropriate in order to reach an understanding with respect to renewal of the supply agreement or may be unsuccessful in negotiating a renewal of the supply agreement. Any disruption in our relationship with Roche could have a material adverse impact on our business, and as a result, on our results of operations, liquidity, and cash flows, if we are unable to engage a new supplier of test strips.

BECAUSE WE ARE DEPENDENT UPON A FEW MAJOR CONSUMER RETAIL CHAINS FOR SUBSTANTIALLY ALL OF OUR CURRENT SALES, THE LOSS OF ANY ONE OF THEM WOULD REDUCE OUR REVENUES, LIQUIDITY AND PROFITABILITY.

         Significant portions of our sales to date have been, and continue to be, made through major consumer retail chains. Any disruption in our relationships with one or more of these consumer retail chains, or any significant variance in the magnitude or the timing of orders from any one of these chains, may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows. Any such adverse impact may correspondingly have a material adverse impact on the market price of our common stock.

OUR CONTINUED RELIANCE ON LIMITED SERVICE PROVIDERS FOR THE OUTSOURCED ASSEMBLY OF OUR PRODUCTS LEAVES US VULNERABLE TO LATE PRODUCT DELIVERY.

         We outsource the assembly of our total cholesterol monitors to Servatron Inc. and/or Opto Circuits (India) Limited. We periodically engage one or both of them, on an as-needed basis, under free-standing purchase orders to assemble our total cholesterol monitors. Any disruption in our relationship with such assemblers would likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

OUR RELATIVE INEXPERIENCE WITH ADVERTISING MAY DELAY THE GROWTH OF MARKET AWARENESS AND PENETRATION FOR OUR CURRENT PRODUCT.

         As more extensively discussed elsewhere in this prospectus, we need substantial additional advertising to promote our current consumer device and yet, we, as a company, have had limited experience with advertising due to our limited financial resources. There can be no assurance that our future advertising initiatives will be successful in building the necessary broad market awareness and demand for our consumer device.

IF WE ARE UNSUCCESSFUL IN PROTECTING OUR PATENTS, LICENSES, TRADEMARKS AND TECHNOLOGIES, OR IF WE INFRINGE UPON THE RIGHTS OF OTHERS, WE COULD INCREASE COMPETITION AND EXPOSE OURSELVES TO CLAIMS FOR DAMAGES.

         Our future success remains dependent upon our ability to obtain, maintain and enforce our materially important patents, licenses and trademarks, particularly those critical to our product image and the various technologies employed in our products. Although we remain actively engaged in protecting all such material assets, both in the U.S. and abroad, there can be no assurance that these assets will not be challenged by third parties, invalidated or designed around, or that they will provide protection that has ongoing commercial significance. It must also be noted that any related litigation will likely be costly and time-consuming and there can be no assurance of a favorable outcome. There can also be no assurance that our actions will not inadvertently infringe upon the proprietary rights of others, thereby subjecting us to remedial or punitive sanctions, or that we would be subsequently successful in procuring licensing rights on commercially reasonable terms. Any failure on our part to successfully protect these material assets, to avoid inadvertently infringing upon the proprietary rights of others, or to successfully obtain sought after patents, licenses or trademarks in the future, may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

IN THE EVENT OUR APPEAL OF AN ADVERSE PATENT DECISION IS NOT REVERSED, WE MAY LOSE PATENT PROTECTION AND POTENTIAL FUTURE ROYALTIES RELATING TO AN HDL TEST STRIP TECHNOLOGY TO WHICH WE CLAIM OWNERSHIP.

         We are a plaintiff in a patent infringement suit which alleges that a third party is infringing upon technology that is the subject of a patent owned by our subsidiary. The patent in question is not used in our current consumer device but is, nevertheless, valuable technology to which our subsidiary claims ownership. On May 28, 2003, the Court issued a Memorandum Decision in which our claim of patent infringement was denied. Based on the Court's claim interpretation decision, the parties jointly requested entry of a judgment of non-infringement, a stay of the counterclaims, and a certification that the claim interpretation decision is ripe for appeal. The Court entered this order on August 21, 2003. We timely filed a Notice of Appeal to the Court of Appeals for the Federal Circuit and were assigned an appeal number of 03-1630. All briefs were timely filed, argument was heard on May 7, 2004, and the appeal was submitted for decision on that date. We expect to receive the appellate decision within several months.

         Although we believe that our claims are well founded in law and fact, and believe that the counterclaims and defenses alleged by the defendants are baseless, the outcome of this litigation cannot be predicted with certainty. Should the Court of Appeals not rule in our favor, we may be unsuccessful in collecting future royalties from parties utilizing this technology and as a result, may reduce the net realizable value requiring a write down of the patent on our consolidated financial statements. Settlement discussions are at a standstill but may resume at any time.

WE EXPERIENCE COMPETITION FROM MANY PARTICIPANTS IN THE MEDICAL EQUIPMENT AND HOME TESTING MARKET AND OUR ABILITY TO COMPETE IN THE MARKETPLACE REMAINS UNCERTAIN.

         We compete with firms that market inexpensive equivocal, non-instrument based, disposable cholesterol screening tests for the personal-use market as well as with firms that market more expensive quantitative, instrument-based, reusable diagnostic measuring devices, such as our cholesterol monitors, for the personal and professional-use markets. Equivocal, non-instrument-based, disposable cholesterol screening tests primarily are designed and engineered to indicate to a consumer user whether a high cholesterol situation exists, and if so, to provide a crude indication of its likely magnitude. If an elevated cholesterol level is indicated, the consumer is advised to timely consult a medical doctor who, in turn, will seek a precise measurement of the individual's total cholesterol from a quantitative, instrument-based, diagnostic device. Quantitative, instrument-based, reusable diagnostic measuring devices primarily are designed and engineered to provide clinically accurate measurements of one or more components within blood for making risk assessments related to one or more chronic diseases. These devices vary widely as to their scope, capabilities, ease-of-use and price. As our total cholesterol monitors are intended by us to be directly used by individuals and primary-care physicians, they may also be viewed as indirectly competing with the traditional patronization of medical laboratories for blood analysis services. Many of our existing and potential competitors have substantially greater financial, technical and other resources and larger, more established marketing, sales, distribution and service organizations than we do. Since the scope, capabilities, ease-of-use and price of screening tests and diagnostic devices vary widely, the perceptions and preferences of consumers and medical professionals may also vary widely. As such, there can be no assurance that our cholesterol monitors, as currently configured, packaged and marketed, will be able to successfully compete in the longer term with existing or future competing products or services.

GOVERNMENT REGULATION MAY DELAY OR PREVENT US FROM SUCCESSFULLY MARKETING OUR PRODUCTS.

         We have previously obtained all federal and state regulatory clearances and approvals we believe applicable to our current line of total cholesterol monitors. However, many, if not all, of these clearances and approvals remain subject to continual review, particularly by the United States Food and Drug Administration. The subsequent claiming of jurisdiction by a federal or state regulatory agency to which we have not previously obtained regulatory clearances or approvals, or the subsequent discovery of an actual or perceived problem by us or a regulatory authority, could give rise to certain marketing restrictions or to a temporary or permanent withdrawal of one or more of our current products from the market. We also remain subject to regulatory oversight, particularly from the FDA, with respect to various other matters, including our manufacturing practices, record-keeping and reporting. For instance, the FDA requires the integration of their quality system into any facility it registers as a "medical device facility". This quality system requirement encompasses product development and manufacturing, customer service, incident reporting and labeling control. Our assembly facilities, as well as the assembly facilities of our outsourced assemblers, are registered with the FDA. As such, these assembly facilities, and the production processes employed within them, remain subject to the FDA's quality system requirement and ongoing periodic audits by the FDA. While we believe that all of our current products, as well as all of our related marketing and assembly activities, including those of our assemblers, continue to comply in all material respects with all applicable federal and state regulations, such compliance is heavily subject to one's interpretation of the applicable regulations, which often can be difficult or ambiguous. Any failure by us or our agents to maintain material compliance with existing or future regulations will likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows. Additionally, while we do not envision the near-term submission of any potential future products for regulatory clearances or approvals, it must be noted that the process of obtaining regulatory clearances or approvals can be costly and time-consuming, and as such, there can be no assurance that any sought after regulatory clearances or approvals will be obtained. Also, while our marketing efforts for the foreseeable future will be primarily directed towards U.S. markets, we anticipate eventually pursuing overseas markets for which we understand regulatory clearances and approvals vary widely from country to country. Any longer-term failure by us to obtain sought after domestic or foreign regulatory clearances or approvals may have a material adverse impact on our longer-term business, and as a result, our results of operations, liquidity and cash flows.

ONGOING HEALTH CARE INITIATIVES MAY JEOPARDIZE THE DEMAND FOR OUR PRODUCTS, AS A RESULT OF WHICH, OUR REVENUES AND PROFITABILITY WILL SUFFER.

         The uncertainty of health care reform may have a material impact upon our business. The income and profitability of medical device companies may be affected by the efforts of government and third party payers to contain or reduce the costs of health care through various means. In the United States, there have been, and we expect that there will continue to be, a number of federal, state and private proposals to control health care costs. These proposals may contain measures intended to control public and private spending on health care. If enacted, these proposals may result in a substantial restructuring of the health care delivery system. Any significant changes in the health care system could have a substantial impact over time on the manner in which we conduct our business and may have a material adverse impact on our business.

RECENT LEGISLATION DESIGNED TO PROTECT THE INTEGRITY AND CONFIDENTIALITY OF PATIENT MEDICAL RECORDS MAY INCREASE THE COSTS ASSOCIATED WITH DELIVERY OF OUR PRODUCTS AND, ACCORDINGLY, OUR PROFIT MARGINS MAY DECREASE.

         Federal and state laws relating to confidentiality of patient medical records could limit the use of our product capability to store and utilize medical information. The Health Insurance Portability and Accountability Act of 1996, also known as HIPAA, mandates the adoption of national standards for transmission of certain types of medical information and the data elements used in such transmissions to insure the integrity and confidentiality of such information. The U.S. Secretary of Health and Human Services has promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. We believe that our products will enable compliance with the regulations under HIPAA adopting standards for electronic healthcare transmissions. However, there can be no assurances that we will be able to comply with the regulations without altering our products and we may be required to incur additional expenses in order to comply with these requirements. Further, some state laws could restrict the ability to transfer patient information gathered from our product. Any such restrictions could decrease the value of our applications to our customers, which could have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

THE POLICIES AND PRACTICES OF THIRD-PARTY REIMBURSERS SUCH AS MEDICARE MAY DECREASE THE DEMAND FOR OUR PRODUCTS AND ADVERSELY IMPACT OUR BUSINESS.

         By limiting the amount they are willing to reimburse for the purchase of a personal-use total cholesterol monitor or the obtaining of a total cholesterol test, third-party reimbursers, including Medicare, may adversely impact the prices and relative attractiveness of our total cholesterol monitors. Although we do not believe that the reimbursement policies of third-party reimbursers have had any significant adverse impact on us to date, any future changes in their policies or reimbursement rates may adversely impact our ability to maintain our suggested retail prices or diminish the attractiveness of our total cholesterol monitors. Although Congress has recently acted favorably towards providing preventive cholesterol screening tests by professionals for Medicare seniors, the new Medicare Reform Bill has not been finalized or passed by Congress. Furthermore, any failure by third-party reimbursers to embrace the benefits of total cholesterol monitors or to maintain their reimbursement rates may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

AS A MEDICAL DEVICE MANUFACTURER, WE ARE PRONE TO PRODUCT LIABILITY CLAIMS AND IF A CLAIM AGAINST US EXCEEDS THE LIMITS OF OUR INSURANCE COVERAGE OR COVERAGE IS OTHERWISE DENIED, WE MAY BE FACED WITH A JUDGMENT THAT COULD JEOPARDIZE OUR EXISTENCE.

         The marketing of medical diagnostic devices, such as our total cholesterol monitors, subjects us to the risk of product liability claims. Although we follow certain quality assurance policies and procedures in the procuring of components and assembling of our total cholesterol monitors, these precautions may not insulate us from liability claims. Moreover, while we maintain product liability insurance, this insurance is expensive and is subject to various exclusions and limitations. There can be no assurance that our policies and procedures will prevent us from being subjected to product liability claims or that the scope and amount of our in force liability insurance coverage will be sufficient to prevent a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

         IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN OUR SECURITIES AND SHOULD CONSIDER, WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                          LIFESTREAM TECHNOLOGIES, INC.
                          2004 STOCK COMPENSATION PLAN

INTRODUCTION

         The following descriptions summarize certain provisions of our Lifestream Technologies, Inc. 2004 Stock Compensation Plan. This summary is not complete and is qualified by reference to the full text of the Plan. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus is a part. Each person receiving an option or stock award under the Plan should read the Plan in its entirety.

         On June 22, 2004, our Board of Directors authorized the Plan covering 25,000,000 shares of common stock. As of the date of this prospectus, 16,901,972 options and restricted stock grants had been granted or issued under the Plan.

         The purpose of the Plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our Board of Directors, or a committee of the Board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each Option and the exercise price.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Additionally, deferred stock grants and stock appreciation rights may also be granted under the Plan. Any incentive option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

         In the event the Plan is not approved by our shareholders prior to June 22, 2005, the Plan will not be invalidated, however, (i) in the absence of shareholder approval, incentive stock options may not be awarded under the Plan and (ii) any incentive stock options theretofore awarded under the Plan shall be converted into non-qualified options upon terms and conditions determined by the Board or committee to reflect, as nearly as is reasonably practicable in its sole determination, the terms and conditions of the incentive stock options being so converted.

ELIGIBILITY

         Our officers, directors, key employees and consultants are eligible to receive awards under the Plan. Only our employees are eligible to receive incentive options.

ADMINISTRATION

         The Plan will be administered by our Board of Directors or a committee established by the Board such as a compensation committee (the "Committee"). The Board of Directors or the Committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or Plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such Plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or Committee.

SHARES SUBJECT TO AWARDS

         We have currently reserved 25,000,000 of our authorized but unissued shares of common stock for issuance under the Plan, and a maximum of 25,000,000 shares may be issued, unless the Plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors and shareholders, as required. Subject to the limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares as to which a stock grant or Plan option may be granted to any person. Shares used for stock grants and Plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by Plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by us for other purposes.

         The Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

TERMS OF EXERCISE

         The Plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the Committee or by the Board of Directors.

         The Plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

EXERCISE PRICE

         The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

         The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted.

         The per share purchase price of shares issuable upon exercise of a Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

MANNER OF EXERCISE

         Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit us, and further provided that any such loan or guarantee is permitted under applicable law.

OPTION PERIOD

         All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire ten years and one day from the date of grant unless otherwise provided under the terms of the option grant.

TERMINATION

         All Plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee, except as provided by the board of the Committee. If an optionee shall die (a) while our employee or (b) within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators. Options are also subject to termination by the Committee or the Board under certain conditions.

         In the event of termination of employment because of death while an employee, or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

         If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

         If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

         If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment, except as otherwise provided under the Plan.

MODIFICATION AND TERMINATION OF PLANS

         The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the Plan. Any such termination of the Plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on June 22, 2014.

FEDERAL INCOME TAX EFFECTS

         The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on June 30, 2004. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

         In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

RESTRICTIONS UNDER SECURITIES LAWS

         The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                            SELLING SECURITY HOLDERS

         The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws. Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

         The following table sets forth:

         - the name of each affiliated selling security holder,

         - the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,

         - the amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus,

         - the amount of common stock to be owned by each affiliated selling security holder following sale of the shares, and

         - the percentage of our common stock to be owned by the affiliated selling security holder following completion of such offering, and adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder's options or warrants, but no other person's options or warrants.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities, which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own.

                                                                    Shares to be
                                                                       Owned        Percentage to
 Name of Selling           Number of          Shares to be             After           be Owned
 Security Holder          Shares Owned         Offered (9)           Offering       After Offering
--------------------------------------------------------------------------------------------------
Christopher Maus           9,866,131           6,398,764(1)          3,467,367          1.80
--------------------------------------------------------------------------------------------------
Michael Crane              3,935,224             833,333(2)          3,101,891          1.62
--------------------------------------------------------------------------------------------------
Robert Boyle               1,148,033             833,333(3)            314,700             *
--------------------------------------------------------------------------------------------------
William Gridley            1,032,333             833,333(4)            199,000             *
--------------------------------------------------------------------------------------------------
Neil Luckianow               166,667             166,667(5)                 --             *
--------------------------------------------------------------------------------------------------
Edward Siemens             2,808,131           2,138,746(6)            669,385             *
--------------------------------------------------------------------------------------------------
Jackson Connolly           1,361,992           1,195,253(7)            166,739             *
--------------------------------------------------------------------------------------------------
Nikki Nessan                 666,613             664,613(8)              2,000             *
--------------------------------------------------------------------------------------------------
                          20,985,124          13,064,042             7,921,082
--------------------------------------------------------------------------------------------------

----------
 *  Less than 1%

(1) Consists of 1,414,167 shares of common stock and 4,984,597 shares issuable upon exercise of common stock options.

(2) Consists of 833,333 shares of common stock.

(3) Consists of 833,333 shares of common stock.

(4) Consists of 833,333 shares of common stock.

(5) Consists of 166,667 shares of common stock.

(6) Consists of 477,214 shares of common stock and 1,661,532 shares issuable upon exercise of common stock options.

(7) Consists of 198,334 shares of common stock and 996,919 shares issuable upon exercise of common stock options.

(8) Consists of 664,613 shares issuable upon exercise of common stock options.

(9) Resales by each selling security holder are limited to 1% of our outstanding shares, every three months.

                              PLAN OF DISTRIBUTION

         The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

         The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

                  - through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges; or

                  - in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates.

         Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. Resales by each selling security holder are limited to 1% of our outstanding shares, every three months.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of Lifestream and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

         We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

         Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

         Lifestream is currently authorized to issue up to 750,000,000 shares of common stock, par value $.001 per share and 15,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, there are 199,268,737 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

         Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Lifestream, after payment to creditors and holders of our outstanding preferred stock, our remaining assets, if any, would be divided proportionately on a per share basis among the holders of our common stock.

         Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our by-laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

PREFERRED STOCK

         We are authorized to issue a total of 15,000,000 shares of preferred stock, par value $.001 per share. Our board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

     o   dividend and liquidation preferences,

     o   voting rights,

     o   conversion privileges, and

     o   redemption terms.

         Lifestream includes preferred stock in its capitalization to improve its financial flexibility. However, we could use preferred stock to preserve control by present management, in the event of a potential hostile takeover. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of our common stock.

         We have neither created any series of preferred stock nor issued any shares of preferred stock as of the date of this prospectus.

TRANSFER AGENT

         The transfer agent for the shares of our common stock is The Nevada Agency and Trust Company, 50 West Liberty St., Suite 880, Reno, Nevada 89501.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent registered public accountants, to the extent and for the periods set forth in their report (which contained an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

         (A) We are a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes, provides in regard to indemnification of directors and officers that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         (B) Section 78.7502 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         (C) Section 78.751 of the Nevada Revised Statutes, further provides that any discretionary indemnification under NRS 78.7502 unless ordered by a court or otherwise advanced pursuant to statute, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, under certain circumstances, by independent legal counsel in a written opinion. The statute provides that the corporate articles, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This right continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         (D) Section 78.752 of the Nevada Revised Statutes, provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who may be indemnified as set forth above or whether or not the corporation has the authority to indemnify him against such liability and expenses. Provided, however, no financial arrangement made for protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         (E) Section 6.1 of the by-laws of Lifestream provide that the corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Nevada, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor or corporation.

         (F) Section 6.2 of the by-laws of Lifestream provides that the corporation shall have the power, to maximum extent and in the manner permitted by the General Corporation Law of Nevada, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

         (G) Section 6.3 of the by-laws of Lifestream provides that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Nevada.

         The effect of these provisions would be to permit indemnification by us of, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Lifestream pursuant to the foregoing provisions, Lifestream has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Lifestream in the successful defense of any action, suit or proceeding, is asserted, Lifestream will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Lifestream will be governed by the final adjudication of this issue.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed below are incorporated by reference in the Registration Statement.

         - Quarterly Report on Form 10-QSB filed on May 14, 2004

         - Report of Current Event on Form 8-K filed on March 1, 2004

         - Quarterly Report on Form 10-QSB filed on February 23, 2004

         - Quarterly Report on Form 10-QSB filed on November 14, 2003

         - Annual Report on Form 10-KSB filed on October 1, 2003

         All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this registration statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Lifestream Technologies, Inc., 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854.

ITEM 4.  DESCRIPTION OF SECURITIES

         A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (A) The Company is a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes, provides in regard to indemnification of directors and officers that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         (B) Section 78.7502 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         (C) Section 78.751 of the Nevada Revised Statutes, further provides that any discretionary indemnification under NRS 78.7502 unless ordered by a court or otherwise advanced pursuant to statute, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, under certain circumstances, by independent legal counsel in a written opinion. The statute provides that the corporate articles, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This right continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         (D) Section 78.752 of the Nevada Revised Statutes, provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who may be indemnified as set forth above or whether or not the corporation has the authority to indemnify him against such liability and expenses. Provided, however, no financial arrangement made for protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         (E) Section 6.1 of the by-laws of Lifestream provide that the corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Nevada, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor or corporation.

         (F) Section 6.2 of the by-laws of Lifestream provides that the corporation shall have the power, to maximum extent and in the manner permitted by the General Corporation Law of Nevada, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

         (G) Section 6.3 of the by-laws of Lifestream provides that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Nevada.

         The effect of these provisions would be to permit indemnification by the Company of, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Lifestream pursuant to the foregoing provisions, Lifestream has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Lifestream in the successful defense of any action, suit or proceeding, is asserted, Lifestream will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Lifestream will be governed by the final adjudication of this issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         10.1     Lifestream Technologies, Inc. 2004 Stock Compensation Plan*
          5.0     Opinion of Schneider Weinberger LLP*
         23.1     Consent of Independent Registered Public Accountants*
         23.2     Consent of Schneider Weinberger LLP (included in Exhibit 5)*

----------
* Filed herewith.

ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Post Falls, State of Idaho, on August 6, 2004.

                                        LIFESTREAM TECHNOLOGIES, INC.


                                        By: /s/ Christopher Maus
                                           -----------------------------------
                                            Christopher Maus, President
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                       Title                         Date
     ---------                       -----                         ----

                           President, Chief Executive
                           Officer, Chairman of the Board
                           and Director
/s/ Christopher Maus       (Principal Executive Officer)       August 6, 2004
-----------------------
Christopher Maus

                           V.P. - Finance
                           (Principal Financial and
/s/ Nikki Nessan           Accounting Officer)                 August 6, 2004
-----------------------
Nikki Nessan

                           Secretary Treasurer
/s/ Robert Boyle           and Director                        August 6, 2004
-----------------------
Robert Boyle


/s/ Michael Crane          Director                            August 6, 2004
-----------------------
Michael Crane


/s/ William Gridley        Director                            August 6, 2004
-----------------------
William Gridley


/s/ Neil Luckianow         Director                            August 6, 2004
-----------------------
Neil Luckianow